                                                                     EXHIBIT 2.3

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE COMMISSION. ASTERISKS (*) IDENTIFY WHERE SUCH CONFIDENTIAL INFORMATION HAS BEEN OMITTED. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

     =====================================================================

                               PURCHASE AGREEMENT

                                  by and among

                           ASSET ALLIANCE CORPORATION

                           JMG CAPITAL MANAGEMENT LLC

                          PACIFIC ASSETS MANAGEMENT LLC

                          JMG CAPITAL MANAGEMENT, INC.

                        PACIFIC CAPITAL MANAGEMENT, INC.

                                 JONATHAN GLASER

                                  ROGER RICHTER

                                       and

                                  DANIEL DAVID

                           Dated as of: March 26, 1998

     =====================================================================

                                TABLE OF CONTENTS

                                                                       Page

                                   ARTICLE I.

                                   DEFINITIONS

      Section 1.1.  Definitions...........................................1

                                   ARTICLE II.

                              RELATED TRANSACTIONS

      Section 2.1.  Qualification of LLC..................................7
      Section 2.2.  Employment Agreements.................................7
      Section 2.3.  Transfer of Assets to LLCs............................7
      Section 2.4.  LLC Agreements........................................8

                                  ARTICLE III.

                   PURCHASE AND SALE; CLOSING; RELATED MATTERS

      Section 3.1.  Purchase and Sale.....................................8
      Section 3.2.  Purchase Price........................................9
      Section 3.3.  The Closing..........................................12
      Section 3.4.  Further Actions......................................12

                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                         THE ADVISORS AND EQUITYHOLDERS

      Section 4.1.  Organization and Related Matters.....................13
      Section 4.2.  Authority; No Violation; Consents....................13
      Section 4.3.  Assets Under Management..............................14
      Section 4.4.  Financial Statements.................................15
      Section 4.5.  Compliance with Applicable Law.......................16
      Section 4.6.  Books and Records....................................17
      Section 4.7.  Ineligible Persons...................................17
      Section 4.8.  Company Assets.......................................17
      Section 4.9.  Company Contracts....................................18
      Section 4.10.  Technology and Intellectual Property................18
      Section 4.11.  Legal Proceedings...................................18
      Section 4.12.  Taxes and Tax Returns...............................19


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

      Section 4.13.  Insurance...........................................20
      Section 4.14.  Labor and Employment Matters........................20
      Section 4.15.  Benefit Plan Obligations............................21
      Section 4.16.  No Broker...........................................22
      Section 4.17.  Absence of Changes..................................22
      Section 4.18.  The Equityholders...................................22
      Section 4.19.  Additional Representations Regarding
                     Pooled Products ....................................23

                                   ARTICLE V.

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT

      Section 5.1.  Organization.........................................24
      Section 5.2.  Authority; No Violation; Consents....................24
      Section 5.3.  No Actions, Suits or Proceedings.....................25
      Section 5.4.  Financial Statements.................................25
      Section 5.5.  Capitalization.......................................26
      Section 5.6.  Stockholders.........................................26
      Section 5.7.  Financing............................................26
      Section 5.8.  Compliance with Applicable Law.......................27
      Section 5.9.  Eligibility..........................................27
      Section 5.10.  No Broker...........................................27

                                   ARTICLE VI.

                                    COVENANTS

      Section 6.1.  Conduct of Business..................................28
      Section 6.2.  Advisory Contract Consents and Approvals and
                    Other Actions .......................................29
      Section 6.3.  Confidentiality and Announcements....................30
      Section 6.4.  Expenses.............................................30
      Section 6.5.  Release of Each Advisor..............................30
      Section 6.6.  Covenants of the Parent..............................30
      Section 6.7.  Access; Certain Communications.......................31
      Section 6.8.  Regulatory Matters; Third Party Consents.............31
      Section 6.9.  Insurance............................................31
      Section 6.10.  Notification of Certain Matters.....................31
      Section 6.11.  No Solicitation.....................................32
      Section 6.12.  Lockup Agreements...................................32
      Section 6.13.  Standstill..........................................32
      Section 6.14.  Noncompetition Agreements...........................33


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                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

      Section 7.1.  Conditions to the Parent's Obligations...............33
      Section 7.2.  Conditions to the Equityholders' and
                    Advisor's Obligations ...............................35
      Section 7.3.  Mutual Condition.....................................36

                                  ARTICLE VIII.

                                 INDEMNIFICATION

      Section 8.1.  Obligations of the Shareholders......................37
      Section 8.2.  Obligations of the Parent............................37
      Section 8.3.  Procedure............................................37
      Section 8.4.  Notice of Non-Third Party Claims.....................39
      Section 8.5.  Survival of Indemnity................................39
      Section 8.6.  Reserved.............................................40
      Section 8.7.  Limitation on Indemnification........................40
      Section 8.8.  Purchase Price Adjustment............................40
      Section 8.9.  Exclusive Remedy.....................................41

                                   ARTICLE IX.

                                   TAX MATTERS

      Section 9.1.  Tax Cooperation......................................41
      Section 9.2.  Tax Returns..........................................41
      Section 9.3.  Liability for Taxes..................................42
      Section 9.4.  Procedures Related to Tax Claims.....................42
      Section 9.5.  Survival of Tax Claims and Section 4.12
                    Representation ......................................43
      Section 9.6.  Exclusive Remedy.....................................43
      Section 9.7.  Payments for Indemnification under Article IX........43
      Section 9.8.  Code Section 754 Election............................43
      Section 9.9.  Interim Closing of the Books.........................43

                                   ARTICLE X.

                              TERMINATION/SURVIVAL

      Section 10.1.  Termination.........................................43
      Section 10.2.  Effect of Termination...............................44
      Section 10.3.  Survival of Representations and Warranties..........45


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                                   ARTICLE XI.

                                  MISCELLANEOUS

      Section 11.1.  Disputes............................................45
      Section 11.2.  Amendments; Extension; Waiver.......................45
      Section 11.3.  Entire Agreement....................................46
      Section 11.4.  Specific Performance; Injunctive Relief.............46
      Section 11.5.  Interpretation......................................46
      Section 11.6.  Severability........................................46
      Section 11.7.  Notices.............................................46
      Section 11.8.  Binding Effect; Persons Benefitting; No Assignment..48
      Section 11.9.  Counterparts........................................49
      Section 11.10.  Governing Law......................................49
      Section 11.11.  Jurisdiction.......................................49


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

                               PURCHASE AGREEMENT

            PURCHASE AGREEMENT, dated as of March 26, 1998 (this "Agreement"), by and among Asset Alliance Corporation, a Delaware corporation (the "Parent"), JMG Capital Management LLC, a Delaware limited liability company ("LLC-1"), Pacific Assets Management LLC, a Delaware limited liability company ("LLC-2"), JMG Capital Management, Inc., a California corporation ("JMG"), Pacific Capital Management, Inc., a Delaware corporation ("Pacific" and, together with JMG, the "Advisors"), Jonathan Glaser ("Glaser"), Roger Richter ("Richter") and Daniel David ("David" and, collectively with Glaser and Richter, the "Equityholders").

                                    RECITALS:

            WHEREAS, Glaser owns all of the outstanding capital stock of JMG and the Equityholders own all of the outstanding capital stock of Pacific;

            WHEREAS, Glaser and JMG wish to transfer substantially all of the business, assets and goodwill of JMG to LLC-1 and the Equityholders and Pacific wish to transfer substantially all of the business, assets and goodwill of Pacific to LLC-2 in exchange for all of the membership interests therein on the terms and conditions and for the consideration described in this Agreement; and

            WHEREAS, the Advisors desire to sell to Parent and Parent desires to purchase from the Advisors a membership interest in each of LLC-1 and LLC-2;

            NOW, THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

            Section 1.1. Definitions.

            (a) For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

            "Advisers Act" means the Investment Advisers Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

            "Affiliate" means any corporation, partnership, entity or other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

            "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to any Person or any of its properties, assets, officers, directors, employees or agents.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are generally closed for regular banking business.

            "Closing" means the completion of the transactions contemplated by Sections 2.3 and 3.1 of this Agreement and the effectiveness of the Agreements contemplated in Sections 2.2 and 2.4 of this Agreement.

            "Closing Date" means the date of the Closing.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company Assets" means all assets of the Advisors as of the date hereof or as of the Closing, as applicable, including, but not limited to, the Company Contracts, Furniture, Fixtures and Equipment, Intellectual Property, Leased Properties, Real Property, Records, Software and any other material assets of the Advisors.

            "Company Contract" means any written investment advisory agreement or partnership agreement to which any Advisor is a party and any Lease, license or other agreement relating to the use by any Advisor of any Furniture, Fixtures and Equipment, Intellectual Property, Software and Technology Systems, and all rights and interests of any Advisor arising thereunder or in connection therewith.

            "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

            "Equity Securities" means capital stock, partner interests or other equity interests of any Person or any securities convertible into or exchangeable for capital stock or other equity interests or any other rights, warrants or options to acquire any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Free Cash" means the excess of cash and cash equivalents over unpaid Operating Expenses (as defined in the LLC Agreements) and Capital Expenditures (as defined in the LLC Agreements) accrued as of the Closing.

            "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment that are located in the ordinary course at any Operating Site.

            "GAAP" means, with respect to any Person, generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed, applied on a consistent basis.

            "Governmental Authority" means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization of which any party hereto is a member.

            "Immediate Family" means, with respect to any individual, such individual's spouse, parents and children (and estates, trusts, partnerships and other entities and legal relationships of which a substantial majority in interest of the beneficiaries, members, owners, investors or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual).

            "Indemnifiable Claim" means any Loss for which a Person is entitled to indemnification under this Agreement.

            "Indemnified Party" means a Person entitled to the benefits of indemnification hereunder.

            "Indemnifying Party" means a Person obligated to provide indemnification hereunder.

            "Intellectual Property" means all domestic and foreign letters patent, patents, software, know-how, trade names, common law and other trademarks, service marks, copyright registrations and applications and state or federal common law usages, and all registrations or applications for registration of any of the foregoing.

            "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

            "IPO" means the issuance of shares of Parent Common Stock to the public pursuant to a "firm commitment" underwritten offering registered with the SEC.

            "IRS" means the United States Internal Revenue Service.

            "Lease" means any of the real estate leases or subleases, or a sublease of any Advisor with respect to any Operating Site.

            "Leased Properties" means all leasehold interests of any Advisor in real property.

            "Loss" means any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses), damages, obligations to third parties, expenditures, proceedings, judgments, awards or demands that are imposed upon or otherwise incurred or suffered by the relevant Person, in each case without regard to the receipt of any insurance policy proceeds or any adverse insurance consequences.

            "Membership Interest" means, with respect to LLC-1 or LLC-2, the limited liability company interest of a member of such LLC at any particular time, including any and all rights and benefits to which such member is entitled under the LLC Agreement relating to such LLC and the Delaware Limited Liability Company Act, together with the obligations of such member under such LLC Agreement and such Act.

            "Operating Sites" means all offices at which any Advisor conducts business.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Parent Convertible Debentures, Series A" means the Series A Subordinated Convertible Debentures substantially in the form attached hereto as
Exhibit 2.4(a).

            "Parent Convertible Debentures, Series B" means the Series B Subordinated Convertible Debentures substantially in the form attached hereto as
Exhibit 2.4(b).

            "Parent Convertible Debentures" means the Parent Convertible Debentures, Series A and the Parent Convertible Debentures, Series B.

            "Permitted Encumbrances" means all Encumbrances which are:

            (1) Encumbrances set forth on Schedule 1.1(b);

            (2) Taxes or assessments or other governmental charges that are not yet due and payable or due and being contested in good faith by appropriate proceedings;

            (3) matters which would be shown on an accurate survey and any other defect or exception which would be disclosed by a search of title, which in each case does not materially impair the use, operation, value or marketability of the Company Asset to which it relates;

            (4) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable or due and being contested in good faith by appropriate proceedings, as set forth on Annex 1.1 hereto; or

            (5) other liens on Company Assets which individually or in the aggregate do not secure obligations in excess of $25,000 and other imperfections of title which do not materially detract from the value of or materially impair the existing use of the Company Assets affected by such liens or imperfections.

            "Person" means any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

            "Pooled Products" means each vehicle for collective investment (in whatever form of organization, including in the form of a corporation, company, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing) with respect to which any Advisor (in the case of representations in Article IV) or an affiliate of the Parent (in the case of representations in Article V) acts as the sponsor, general partner, managing member, investment manager, investment adviser or in a similar capacity and each Subsidiary thereof.

            "Real Property" means all real property, appurtenances thereto, fixtures and improvements, rights in connection therewith, or any interest therein, including, without limitation, leasehold estates, of any Advisor.

            "Records" means all records and original documents in the possession of any Advisor that pertain to or are utilized by any Advisor to administer, reflect, monitor, evidence or record information respecting the business or conduct of any Advisor including: (1) all such records maintained on electronic or magnetic media, or in the electronic database system of any Advisor, and (2) all such records and original documents respecting the Company Contracts as necessary to comply with any Applicable Law, including any and all records kept in accordance with, or documents filed pursuant to, any Securities Laws.

            "Related Agreements" means each of the Employment Agreements, the Transfer Agreements and the LLC Agreements.

            "SEC" means the Securities and Exchange Commission.

            "SEC Documents" means all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the Securities Laws.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act; the Advisers Act; the published rules and regulations of the SEC promulgated thereunder; and the securities or "blue sky" laws of any state or territory of the United States.

            "Software" means all computer programs, software, firmware and related documentation used in the operation of the Technology Systems.

            "Subsidiary" means, when used with respect to any Person which is not a natural person, any corporation, association or other business entity at least 25% of the voting or similar power of which is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "Taxes" mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

            "Tax Return" means any return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes.

            "Value Per Share" means the average closing price per share of Parent Common Stock on a national securities exchange or in the National Market portion of the National Association of Securities Dealers' Automated Quotation System for the ten trading days immediately preceding such date of determination (or, if no trades were reported for a particular day or the Parent Common Stock is traded in a market for which closing prices are not reported, the average of the most recent bid and ask price per share of Parent Common Stock) or, if not traded on a national securities exchange or in the National Market portion of the NASD Automated Quotation System on the date of determination, $10.00 per share (subject to adjustment in accordance with Section 3.2(g)).

            (b) The following terms shall have the meaning specified in the indicated section of this Agreement:

          Term                        Section
          ----                        -------
Advisors......................... Opening Paragraph
Agreement........................ Opening Paragraph
Average Closing Price............ Section 3.2(e)
Benchmark........................ Section 3.2(b)
Cash Consideration............... Section 3.2(a)
Claims........................... Section 3.1
Company Balance Sheets .......... Section 4.4
Company Financial Statem......... Section 4.4

David............................ Opening Paragraph
Employment Agreement............. Section 2.2
Equityholders.................... Opening Paragraph
ERISA Affiliate.................. Section 4.15(a)
Glaser........................... Opening Paragraph
Hypothetical Revenue Rat......... Section 3.2(c)
JMG.............................. Opening Paragraph
Legal Requirements............... Section 5.1
LLC-1............................ Opening Paragraph
LLC-2............................ Opening Paragraph
LLC Agreements................... Section 2.4
Material Adverse Effect.......... Section 4.1
Measuring Period................. Section 3.2(e)
Minimum Shares................... Section 3.2(e)
Non-Third Party Claim............ Section 8.4
Pacific.......................... Opening Paragraph
Parent........................... Opening Paragraph
Parent Balance Sheet............. Section 5.4
Parent Common Stock.............. Section 3.2(b)
Parent Financial Stateme......... Section 5.4
Parent Material Adverse ......... Section 5.1
Permits.......................... Section 4.5
Plan............................. Section 4.15(a)
Purchase Price................... Section 3.2(a)
Ratable Interest................. Section 3.2(e)
Richter.......................... Opening Paragraph
Series A Debenture Consideration  Section 3.2(a)
Series B Debenture Consideration  Section 3.2(a)
Tax Claim........................ Section 9.4(a)
Taxing Authority................. Section 4.12(d)
Technology Systems............... Section 4.10
Third Party Claim................ Section 8.3(a)
Transfer Agreement............... Section 2.3

                                   ARTICLE II.

                              RELATED TRANSACTIONS

            Section 2.1. Qualification of LLC. Promptly after the date hereof, the Equityholders will make all appropriate regulatory and other filings necessary to form LLC-1 and LLC-2 and to enable them to continue the business of the Advisors after the Closing.

            Section 2.2. Employment Agreements. Contemporaneously with the Closing Glaser will execute and deliver to LLC-1, and each of Glaser, Richter and David will execute and deliver to LLC-2, an Employment Agreement (each, an "Employment Agreement") in substantially the form annexed hereto as Exhibit 2.2(a).

            Section 2.3. Transfer of Assets to LLCs. Promptly following execution of this Agreement, the Advisors shall take such reasonable steps as are necessary (i) under the terms of the partnership agreement of each Pooled Product which is a partnership, to cause the LLC to which such Advisor's assets are to be transferred pursuant hereto to be admitted as the sole general partner thereof immediately prior to the Closing Date and (ii) under the terms of each agreement or document and under Applicable Law to which each Pooled Product is party, bound or subject, to enable LLC-1 or LLC-2, as the case may be, commencing on the Closing Date to perform all services now or heretofore provided by either Advisor to such Pooled Product and to receive the corresponding fees, payments, allocations and other compensation payable in connection therewith. Immediately prior to the Closing and pursuant to a duly authorized, executed and delivered agreement of transfer in substantially the form attached hereto as Exhibit 2.3 (a "Transfer Agreement") between JMG and LLC-1, Glaser shall cause JMG to transfer the assets specified on Annex 2.3(a) hereto which assets for the fiscal year ended December 31, 1997 produced Revenues From Operations (as defined in the LLC Agreement for LLC-1) of not less than $7,000,000, to LLC-1 and pursuant to a duly authorized, executed and delivered Transfer Agreement between Pacific and LLC-2 the Equityholders shall cause Pacific to transfer the assets specified on Annex 2.3(b) hereto which assets for the fiscal year ended December 31, 1997 produced Revenues From Operations (as defined in the LLC Agreement for LLC- 2) of not less than $4,900,000, to LLC-2 in exchange for Membership Interests in LLC-1 and LLC-2, respectively, and the assumption by LLC-1 and LLC-2 of the respective liabilities of JMG and Pacific set forth on Annexes 2.3(c) and 2.3(d) hereof, other than any items for which and with respect to such items only to the extent that any Equityholder or Advisor is or would be obligated to pay to Parent any amount under Article VIII or IX hereof (without regard to the limitations in Sections 8.7 or 10.3 hereof), and the Advisors shall resign as general partner of each such partnership and as investment adviser, manager or other service provider to each such Pooled Product.

            Section 2.4. LLC Agreements. Immediately after the Closing, LLC-1 and LLC-2 shall commence operations in accordance with the LLC Agreements (the "LLC Agreements") in substantially the forms annexed hereto as Exhibit 2.4(a) and 2.4(b), respectively.

                                  ARTICLE III.

                   PURCHASE AND SALE; CLOSING; RELATED MATTERS

            Section 3.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing each of the Advisors hereby agrees to sell and deliver to Parent or any of its wholly owned subsidiaries, as determined by Parent, free and clear of any restrictions, liens, claims, charges, security interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever (collectively, "Claims"), other than as set forth in the LLC Agreement, and Parent hereby agrees to purchase from each Advisor, for the price set forth in Section 3.2, 100% of such Person's Membership Interests other than such Person's Non-Manager Member Membership Interest (as defined in the LLC Agreements), which will include 50% of the aggregate Capital Accounts (as defined in the LLC Agreements) in each LLC at the time of the Closing.

            Section 3.2. Purchase Price.

            (a) The aggregate purchase price for the Manager Member Interests (as defined in the LLC Agreements) shall be $15.25 million principal amount (subject to adjustment as provided below) of Parent Convertible Debentures, Series A (the "Series A Debenture Consideration"), $15.25 million principal amount (subject to adjustment as provided below) of Parent Convertible Debentures, Series B (the "Series B Debenture Consideration"), $30,500,000 in cash (the "Cash Consideration") and (subject to the Purchase Price adjustments described in Sections 3.2(b) and 3.2(c) below) the right to receive such Advisor's pro rata portion of the contingent payment described in Sections 3.2(d) and 3.2(e) below, without interest (collectively, the "Purchase Price"); provided, however, that the Purchase Price shall be reduced by the amount (the "Special Reduction") equal to the aggregate amount of cash that would have been distributed to Parent or any of its Affiliates pursuant to Section 3.3(a)(ii) of the LLC-1 LLC Agreement and Section 3.3(a)(ii) of the LLC-2 LLC Agreement on account of the 1998 fiscal quarters completed prior to the Closing Date had LLC-1 and LLC-2 been operating the respective businesses of JMG and Pacific at all times since January 1, 1998 with AAC and its Affiliates owning the Membership Interests therein contemplated by this Agreement, with such change being reflected proportionately to Series A Debenture Consideration, Series B Debenture Consideration and Cash Consideration based on the relative principal or cash amounts thereof. Any adjustment required pursuant to the preceding proviso shall be estimated for purposes of the Closing and finalized as promptly as practicable thereafter.

            (b) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (c) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (d) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (e) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (f) Reserved.

            (g) If (i) between the date the value of shares of Parent Common Stock is determined for purposes of Section 3.2(d) and the date on which such shares are delivered to and become held of record by the Advisors or
      (ii) between the date
      hereof and the date on which, pursuant to Section 3.2(e), the Average Closing Price of the Parent Common Stock is calculated or an Advisor is offered the opportunity to participate in an offering of Parent Common Stock, the shares of Parent Common Stock are subdivided or combined, a dividend is paid in such shares in respect of such class or any other event shall occur which would result in an adjustment of the Conversion Price of the Parent Convertible Debenture, Series A, a corresponding adjustment shall be made to (A) the number of shares of Parent Comon Stock payable to the Advisors pursuant to said Section 3.2(d) (in the case of an event described in clause (i)) or (B) the amount of $12.50 for purposes of the calculations pursuant to Section 3.2(d) (in the case of an event described in clause (ii)).

            (h) Each certificate representing shares of Parent Common Stock, each Parent Convertible Debenture and each evidence of Membership Interests in the LLCs shall bear a suitable legend regarding restrictions on transfer under Applicable Law and the related LLC Agreement as applicable. In addition, Parent Convertible Debentures, Series A and certificates representing any Parent Common Stock issued upon conversion thereof shall bear appropriate legends prohibiting transfer of any interest therein without the prior written consent of the Parent prior to the 30th day after the obligations, if any, of the Advisors under Section 3.2(b) and 3.2(c) are finally determined.

            (i) The determinations required by Sections 3.2(b), 3.2(c), 3.2(d) and 3.2(e) above shall be made by the parties as promptly as practicable, and in any event within 45 days, after the applicable measurement date and the payments or deliveries required thereunder shall be made as promptly as practicable after such determinations are made, and in any event within 10 days thereafter.

            (j) Each of the Equityholders and Advisors and the Parent acknowledge and agree that the Purchase Price is allocable, in its entirety, to (i) the cash, cash items, tangible personal property and other balance sheet items (including liabilities appearing therein as deducted therefrom) of the Advisors transferred to the LLCs (which shall be valued at fair market value as of the Closing) and (ii) the goodwill associated with the business of the Advisors (which shall represent the residual balance of the Purchase Price after taking into account such balance sheet items).

            (k) Each of the parties hereto agrees to take no position inconsistent with the acknowledgment and agreement set forth in Section 3.2(j) above including, without limitation, on any Tax Return or in any audit or judicial or administrative proceedings before any Governmental Authority or otherwise.

            Section 3.3. The Closing. The Closing shall take place (i) at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York at 10:00 a.m., New York City time, on the last Business Day of the month in which the last to be fulfilled or waived of the conditions set forth in
Article VII hereof shall be fulfilled
or waived in accordance herewith or (ii) at such other time and place and/or on such other date as the Advisors and Parent may agree.

            Section 3.4. Further Actions. If at any time after the Closing, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Parent or any of its Affiliates its right, title or interest in, to or under any of the rights, properties or assets of any of the entities party to any of the transactions contemplated hereby acquired or to be acquired by Parent or any of its Affiliates as a result of, or in connection with, such transactions or otherwise to carry out this Agreement, the officers, directors and partners of the Advisors shall be authorized to execute and deliver, in the name and on behalf of each of the entities party to any of such transactions or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such entity or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Parent or any of its Affiliates or otherwise to carry out this Agreement.

                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                         THE ADVISORS AND EQUITYHOLDERS

            Except as set forth in writing in a Schedule by reference to the appropriate section, subsection or clause hereof and delivered to the Parent prior to the date hereof, each Advisor and Equityholder represents and warrants to the Parent as follows, it being understood that (i) representations in respect of JMG and of Glaser as an Equityholder of JMG are made jointly and severally by JMG and Glaser and as to representations in respect of a Pooled Product are made only with respect to those Pooled Products as to which JMG is general partner or investment manager and (ii) representations in respect of Pacific and Glaser, Richter and David as Equityholders of Pacific are made jointly and severally by Pacific and severally and not jointly by Glaser, Richter and David and as to representations in respect of a Pooled Product are made only with respect to those Pooled Products as to which Pacific is general partner or investment manager.

            Section 4.1. Organization and Related Matters. Each Advisor is a corporation, duly incorporated, validly existing and in good standing under the laws of the its jurisdiction of organization. Each Pooled Product has been duly organized as a corporation, general partnership, limited partnership or group trust, as the case may be, and is validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization. Each Advisor, Equityholder and Pooled Product has the corporate or other requisite power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, assets, financial condition or results of operations of any of the Advisors, any of the Pooled Products or any of the LLCs individually or taken as a whole, or on the ability of any of the parties to complete the transactions contemplated hereby (a "Material Adverse Effect"). The charter and by-laws or comparable organizational documents and any amendments thereto of each Advisor and each Pooled Product, complete and correct copies of which as currently in effect have heretofore been delivered or made available to the Parent, have been filed with or notified to any applicable Governmental Authority in accordance with all Applicable Law. Other than the equity interests in the Advisors, all of which are duly and validly authorized, issued, outstanding, fully paid, nonassessable and owned of record and beneficially by the Equityholders, none of the Advisors has any outstanding securities, is subject to any obligation, contingent or otherwise, to issue any securities to any Person or is subject to any preemptive or similar rights in favor of any Person in the event of the issuance of any securities by any of the Advisors. None of the securities of the Advisors has been issued in violation of any Applicable Law. None of the Advisors has any Subsidiaries nor owns any Equity Securities other than Equity Securities issued by the Pooled Products or any other securities other than short-term high quality money market securities.

            Section 4.2. Authority; No Violation; Consents.

            (a) Each Advisor and such Equityholder has full power, right and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Agreement to which any Advisor or such Equityholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of each Advisor and each of the Equityholders, and no other proceedings on the part of any of them are necessary to approve this Agreement or any Related Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Advisor and such Equityholder. Assuming the due authorization, execution and delivery of this Agreement by the Parent and of each Related Agreement by the other parties thereto, this Agreement (and upon execution and delivery thereof each Related Agreement) constitutes the legal, valid and binding obligation of each Advisor and such Equityholder, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and by general equity principles.

            (b) Except as set forth on Annex 4.2, neither the execution, delivery and performance of this Agreement or any Related Agreement by any Advisor or such Equityholder nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Encumbrance upon any of the Company Assets or the Equity Securities issued by the Advisors under any of the terms, conditions or provisions of (x) the organizational documents of any Advisor or any of the Pooled Products, or (y) any note, bond, mortgage, indenture, deed of trust, license, Lease, agreement or other instrument or obligation to which any Advisor or such Equityholder or any of the Pooled Products is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Applicable Law.

            (c) Except as set forth on Annex 4.2, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority or other person or entity is necessary for the consummation by each Advisor and such Equityholder of the transactions contemplated by this Agreement or any Related Agreement.

            (d) Each Equityholder and Advisor is acquiring its portion of the Purchase Price constituting securities for such Advisor's and Equityholder's own account and not with a view toward selling, granting any participation in or otherwise distributing any portion of the Purchase Price constituting securities.

            Section 4.3. Assets Under Management. The aggregate amount of assets under management by the Advisors, and the name of the client and amount of assets under management by the Advisors for each client (investors in the Pooled Products in their capacity as such not being clients for this purpose) for which the Advisors manage more than $5 million, as of June 30, 1997, July 1, 1997, December 31, 1997 and January 1, 1998 are accurately set forth in Annex 4.3 hereto, together with a brief summary of the fee or profit allocation arrangements in effect with respect to each such client. Other than fee waivers applicable to the investments of the Equityholders in the Pooled Products, there are no agreements or understandings pursuant to which any Advisor has capped, waived or reimbursed or will under any circumstances cap, waive or reimburse any or all fees, profit allocations or charges payable by or allocable from any of such clients or any investors in any such client.

            Section 4.4. Financial Statements.

            (a) The Advisors and Equityholders have previously delivered to the Parent copies of (i) the audited balance sheets of the Advisors as of December 31 for the fiscal years 1995 and 1996, and the related audited statements of income, changes in stockholders' equity and cash flows for the fiscal years 1995 and 1996, inclusive, together with the related notes thereto, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect thereto, and (ii) the audited balance sheet of the Advisors as of December 31, 1997, together with related notes thereto (the "Company Balance Sheets") and the related audited statements of income for the fiscal year then ended (collectively, the statements referred to in clauses (i)-(ii) above being referred to as the "Company Financial Statements"). The audited balance sheets of the Advisors referred to in the previous sentence (including the related notes) fairly present the financial position of the Advisors as of the dates thereof, and the other Company Financial Statements fairly present the results of the operations, cash flows and changes in stockholders' equity of the Advisors for the respective fiscal periods therein set forth; and each of such statements of the Advisors (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied (except as described therein) during the periods involved.

            (b) Except for (i) liabilities or items set forth in Annex 4.4, (ii) liabilities that are fully reflected in the Company Financial Statements or fully reserved against on the Company Balance Sheets, (iii) liabilities that were incurred in the Ordinary Course of Business on or prior to the date of the Company Balance Sheets which are not required by GAAP to be reflected in the Company Financial Statements or which were fully reserved against on the Company Balance Sheets, (iv) liabilities incurred since the date of the Company Balance Sheet, none of which, individually or in the aggregate, exceed $100,000 or otherwise are material to the business or operations of the Advisors, (v) liabilities the incurrence of which is expressly permitted by this Agreement or authorized by the Parent in writing, (vi) nonmonetary obligations arising under the terms of any agreement other than obligations arising as a result of a breach thereof or default thereunder and (vii) liabilities that are not set forth on Annexes 2.3(c) or 2.3(d), the Advisors do not have any liabilities, whether absolute, accrued, contingent or otherwise and whether known or unknown or due or to become due. In addition, except for those liabilities referred to in (i) through (vi) above, to the knowledge of the Advisors and the Equityholders, the Advisors do not have any material liabilities, whether absolute, accrued, contingent or otherwise whether due or to become due.

            Section 4.5. Compliance with Applicable Law.

            Except as set forth on Annex 4.5:

            (a) Except for instances of failure that would not have a Material Adverse Effect (i) each Advisor, Equityholder and Pooled Product and each employee of each of them holds, and has at all pertinent times held, all licenses, franchises, permits, qualifications and authorizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of the Advisors and each such Pooled Product, (ii) the conduct of the respective businesses of the Advisors and each such Pooled Product under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to the Advisors, any Pooled Product or any of their respective assets, properties or operations, and (iii) neither any Advisor nor any Equityholder knows of any violations of any of the above or has received notice asserting any such violation. To the Advisors' and Equityholders' knowledge, all such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

            (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Advisors, no Governmental Authority has initiated any pending proceeding or, to the knowledge of any Advisor or such Equityholder, any pending investigation into the business or operations of any Advisor or any of their partners, officers, directors or employees. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examination of any Advisor or any Pooled Product.

            (c) Each Advisor has at all times rendered investment advisory services to investment advisory clients, including Pooled Products, with whom such Advisor is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, the organizational documents of such investment advisory clients made available to such Advisor, prospectuses, board of director or trustee directives and Applicable Law.

            (d) Except for such instances of failure to make filings or payments which, either individually or in the aggregate, would not have a Material Adverse Effect, each Advisor and Pooled Product has timely filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Authority, in a form which was accurate in all material respects and have paid all fees and assessments due and payable in connection therewith.

            (e) None of the Advisors, Equityholders or employees of any of them is obligated to be registered with or have any license or permit from any Governmental Authority or self-regulatory body. As of their respective dates, the SEC Documents of the Advisors and Equityholders complied in all material respects with the requirements of the Securities Laws applicable to such SEC Documents. The Advisors have previously delivered or made available to the Parent a complete copy of each SEC Document filed by the Advisors or Equityholders since December 31, 1994 and prior to the date hereof and will deliver to the Parent at the same time as the filing thereof a complete copy of each SEC Document filed after the date hereof and prior to the Closing Date by or on behalf of any of them.

            Section 4.6. Books and Records. Each Advisor and Pooled Product has at all times since formation maintained Records which accurately reflect in all material respects all its transactions in reasonable detail, and have at all times maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are (i) executed in accordance with its management's general or specific authorization, as applicable, and (ii) recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, including performance results, in accordance with applicable regulatory requirements, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements except, with respect to the period from their respective formations through March 31, 1995, as would not individually or in the aggregate have a Material Adverse Effect.

            Section 4.7. Ineligible Persons. None of the Advisors or Equityholders or any of their respective "affiliated persons" (as defined in the Investment Company Act) is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. None of the Advisors or Equityholders or any of their respective "associated persons" (as defined in the Advisers Act or the Exchange Act), is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or broker-dealer or as an associated person to a registered investment adviser. None of the Advisors or Equityholders or any of their respective "affiliated persons" (as defined in the Investment Company Act) is subject to a "statutory disqualification" pursuant to Section 3(a)(39) of the Exchange Act.

            Section 4.8. Company Assets. The Advisors have, and prior to the Closing LLC-1 and LLC-2, as applicable, will have acquired, good and marketable title to all material Company Assets and good and insurable leasehold interests in all material Leased Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Annex 4.8 contains a true and complete list of all Operating Sites. The Advisors do not own any Real Property. No Advisor owns a direct or indirect interest in any entity that purports to be a partnership for federal income tax purposes other than any Pooled Product.

            Section 4.9. Company Contracts. Annex 4.9 lists under separate headings, and the Advisors have made available to Parent copies of: (a) each Company Contract that is not cancellable without penalty by the Advisor party thereto upon 90 days or less notice or that involves the receipt or payment by the Advisor party thereto in any of the two prior fiscal years (or is reasonably likely to involve the receipt of payment by the Advisor party thereto in the current or any future fiscal year) of an amount in excess of $50,000, (b) each Company Contract with one or more of the Equityholders or members of their immediate families or entities in which any of them has greater than a 5% equity interest, and (c) each other Company Contract material to the business, governance, operations or financial condition of any Advisor party thereto, true, correct and complete copies of each of which, including all amendments and supplements thereto, have previously been made available to the Parent. The Advisors have made available to the Parent copies of all material sales, marketing and account solicitation agreements and material marketing arrangements of each Advisor. Each Advisor has duly performed all its material obligations under each material Company Contract to which it is a party, in each case, to the extent that such obligations have accrued; to each Advisor's knowledge, no material breach or default, alleged material breach or default, or event which constitutes or would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Advisor, or would permit termination or acceleration thereof by any party thereto, has occurred, or, as a result of this Agreement or the performance by any Advisor party thereto of any of its covenants or obligations hereunder, will occur, and to the Advisors' and such Equityholder's knowledge, each material Company Contract is valid and binding on the Advisor party thereto and on all of the other parties thereto, is in full force and effect and is enforceable in accordance with its terms.

            Section 4.10. Technology and Intellectual Property. The electronic data processing, information, communications, telecommunications and computer systems, databases, Software and Intellectual Property which are used by the Advisors in their businesses (collectively, the "Technology Systems") are adequate for their intended use and for the operation of the Operating Sites as currently operated and the Advisors own or have the right to use all components of the Technology Systems. There has not been any material malfunction with respect to any of the Technology Systems which has had or could reasonably be expected to have a Material Adverse Effect.

            Section 4.11. Legal Proceedings. Neither any Advisor or Equityholder nor any Pooled Product is a party to any, and there are no pending or, to such Equityholder's knowledge, threatened, legal, administrative, arbitral or other proceedings, Claims, actions or governmental or regulatory investigations of any nature against any Advisor or Equityholder or any Pooled Product or any of their respective properties, assets, partners, directors, officers or employees which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect, or that challenges any of the transactions contemplated by this Agreement or any of the Related Documents, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon any Advisor or Equityholder or any Pooled Product or any of their respective properties, assets, officers or employees which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

            Section 4.12. Taxes and Tax Returns. Except (i) as reflected in the Company Financial Statements, or (ii) which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (iii) as applicable, with respect to matters contested in good faith which matters are set forth on Annex 4.12 hereto:

            (a) Each Advisor and each Pooled Product has timely filed all Tax Returns required by Applicable Law to be filed by it on or before the date hereof, taking into account any extensions of the time within which to file such returns. All such Tax Returns are true, complete and accurate in all material respects.

            (b) All Taxes attributable to any Advisor or Pooled Product that are or were due and payable (without regard to whether such Taxes have been assessed) have been paid. Each Advisor and each Pooled Product has made adequate provisions on its books and records in accordance with prior accounting practices, consistently applied, for the payment of all Taxes reasonably expected to be due and payable with respect to the current and any prior tax periods.

            (c) Each Advisor and each Pooled Product has complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes by such Person (including, without limitation withholding of Taxes pursuant to Code sections 1441 and 1442 or similar provisions under any state or foreign law) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under all Applicable Laws.

            (d) Neither any Advisor or Pooled Product nor any predecessor company has executed or filed with the IRS or any other Taxing Authority any agreement or other document extending, or having the effect of extending, the period for the assessment or collection of any Taxes. For purposes of this Agreement, "Taxing Authority" means the Internal Revenue Service and any state, local, foreign or other governmental authority responsible for the administration of any Taxes.

            (e) There are no Encumbrances for Taxes upon any of the Company Assets other than Encumbrances for Taxes not yet due or payable.

            (f) No power of attorney has been granted by any Advisor or Pooled Product with respect to such Advisor or Pooled Product with respect to such matter relating to Taxes which is currently in force.

            (g) No Advisor or Pooled Product is a party to or bound by any agreement providing for the allocation or sharing or indemnification of any Taxes.

            (h) There are no Claims, audits, suits, proceedings, or investigations now pending against or with respect to any Advisor or Pooled Product with respect to any Taxes.

            (i) Neither any Advisor or Pooled Product nor any predecessor has been a member of an affiliated group filing a consolidated, combined, or unitary Tax Return.

            (j) No Advisor or Pooled Product has or will have any liability for the Taxes of any other Person as a transferee or successor, or otherwise.

            (k) Each Pooled Product that holds itself out as a partnership for federal income tax purposes is properly treated as a "partnership" for federal income tax purposes and not as a corporation or an association taxable as a corporation.

            Section 4.13. Insurance. The Advisors maintain with reputable insurers insurance and indemnity bonds providing coverage for the Advisors against all risks normally insured or bonded against by companies in similar lines of business.

            Section 4.14. Labor and Employment Matters.

            (a) (1) No Advisor has engaged in any unfair labor practice which could reasonably be expected to result in any material liability to any Advisor; (2) there is no labor strike, material dispute, slowdown or stoppage pending or, to such Advisor's knowledge, threatened against any Advisor; (3) no union is currently certified or recognized, there is no union representation question, no employee representative body or bodies and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. ss. 151 et seq.) exists or, to the Equityholders' knowledge, is threatened with respect to the operations of any Advisor; (4) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to such Equityholder's knowledge, no Claims therefor exist or are threatened with respect to the operations of any Advisor; (5) no Advisor is delinquent in any material respect in payments to any of its current or former partners, officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and (6) in the event of termination of the employment of any employee of any Advisor, neither the Advisor or LLC-1 or LLC-2 nor the Parent or any of its Affiliates will be liable to any such employee under any agreement in effect at the Closing for so-called "severance pay," incentive pay, liquidated damages or any other payments (other than accrued salary, wages or vacation pay) or benefits, including, without limitation, post-employment health care, pension or insurance benefits.

            (b) No Advisor has had any Claim made against it by any Person before any Governmental Authority in respect of employment with such Advisor or discrimination or harassment on account of sex, race or other characteristic protected by law and there are no pending or, to such Equityholder's knowledge, threatened proceedings in relation thereto.

            Section 4.15. Benefit Plan Obligations.

            (a) Annex 4.15(a) contains a true and complete list of each commission, bonus, deferred compensation, incentive compensation, stock purchase, stock option, share scheme, equity-based award, severance, redundancy or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe, other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement (a "Plan") as of the date hereof sponsored, maintained, or contributed to or required to be contributed to by any Advisor or any ERISA Affiliate (as defined below) for the benefit of any employee or terminated employee of any Advisor, or any ERISA Affiliate. Except as set forth on Annex 4.15(a), no proposal has been announced by any Advisor or ERISA Affiliate to establish any other program for providing such benefits. For purposes of this Agreement, "ERISA Affiliate" means any entity or Person that together with any Advisor would be deemed a "single employer" within the meaning of section 4001 of ERISA or would be considered as being "members" of a controlled group of corporations within the meaning of section 414 of the Code with any Advisor. Except as set forth on Annex 4.15(a), each Plan may be modified or terminated by the Advisor party thereto, or the applicable ERISA Affiliate, without material liability to any Advisor, or their ERISA Affiliates, subject only to Claims filed prior to such modification or termination. True and correct copies of each written agreement, declaration of trust or other document pursuant to which a Plan was formed or any Advisor's obligations under a Plan have been established, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof (including, without limitation, all trust or other funding agreements and the most recent financial statements thereof, insurance contracts, administration contracts, and investment management agreements), summary plan descriptions, the two most recent annual reports (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report and the most recent report prepared in connection with any Plan in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions, and the most recent determination letter received from the IRS with respect to each Plan intended to qualify under Section 401 of the Code have been furnished to Parent.

            (b) Neither any Advisor nor any ERISA Affiliate (i) has ever maintained any Plan which has been subject to Title IV of ERISA or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever agreed to provide such post-termination benefits.

            (c) No Plan is a "multiemployer plan," as defined in section 3(37) of ERISA.

            (d) Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

            (e) There is no matter pending (other than routine qualification determination filings, copies of which have been furnished to the Parent, or will be promptly furnished to the Parent when made) with respect to any of the Plans before the IRS or Department of Labor. There are no pending, or, to the knowledge of the Equityholders, threatened or anticipated actions, suits, or Claims by or on behalf of any Plan, by any employee or beneficiary covered thereunder, or otherwise involving any such Plan (other than routine Claims for benefits).

            (f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. No Plan that is an "employee pension plan" within the meaning of section 3(2) of ERISA or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Plan ended prior to the Closing Date.

            (g) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event except as expressly provided in this Agreement or the Related Agreements,
      (i) entitle any current or former employee or officer of any Advisor or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

            Section 4.16. No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from any Advisor or Equityholder in connection with this Agreement or the transactions contemplated hereby.

            Section 4.17. Absence of Changes. Since December 31, 1997, except as contemplated by this Agreement, neither any Advisor nor any Pooled Product has taken any action or suffered to exist any condition which, had it been taken or suffered after the date hereof, would have been prohibited by or in violation of
Section 6.1 hereof.

            Section 4.18. The Equityholders. Neither such Equityholder nor any member of the Immediate Family of such Equityholder (a) is a competitor of, or a party to any transaction or contract or arrangement with, any Advisor, (b) serves as an officer, director, employee, consultant, partner, member or in any similar capacity of any competitor of any Advisor or any Person which has a contract or agreement with any Advisor or (c) owns directly or indirectly (other than in or through beneficial ownership of less than 5% of the outstanding securities of a publicly traded company) any interests in any competitor or any Person that has a material contract or agreement with any Advisor.

            Section 4.19. Additional Representations Regarding Pooled Products.

            (a) True, correct and complete copies of any offering documents, subscription agreements, administrative services distribution and solicitation agreements and custody agreements pertaining to each of the Pooled Products have been made available to the Parent. Such offering materials did not, at any time such materials were made available to investors or prospective investors, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) True, correct and complete copies of the audited financial statements, prepared in accordance with GAAP, of each of the Pooled Products for the fiscal years from inception or 1994, whichever is later, through 1997 have been provided to the Parent. Each of such financial statements is consistent with the books and records of the applicable Pooled Product, and presents fairly the consolidated financial position of such Pooled Product in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such financial statements and the results of operations and cash flows for the respective periods indicated, except in the case of the interim financial statements which are subject to normal year-end adjustments which in the aggregate are not material. Such financial statements reflect and disclose all material changes in accounting principles and practices adopted by the applicable Pooled Product during the periods covered by each such financial statement. The books of account of each Pooled Product fairly reflect its transactions.

            (c) There are no special restrictions, consent judgments or orders of any Governmental Authority on, or with regard to, any Pooled Product. Since inception, each Pooled Product has been excluded from the definition of an investment company under the Investment Company Act by virtue of
      Section 3(c)(1) or Section 3(c)(7) thereof, as applicable, or has been unregulated thereunder by virtue of Section 7(d) thereof. Since inception each Pooled Product has been duly registered and in good standing under the laws of each jurisdiction in which such qualification has been necessary, except where the failure to be duly registered and in good standing would not have a Material Adverse Effect.

            (d) All interests of each Pooled Product were sold pursuant to a valid and effective exemption from registration under the Securities Act and each other Applicable Law and have been duly authorized and are validly issued.

            (e) All consent solicitation materials to be prepared for use by the Pooled Products in connection with the transactions contemplated by this Agreement at the time such information is provided or used, as then amended or supplemented, in each case, will, insofar as it contains or consists of information supplied by any Advisor, be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE PARENT

            Except as set forth in writing in a Schedule delivered to the Equityholders prior to the date hereof, by reference to the appropriate section, subsection or clause hereof, the Parent represents and warrants to the Equityholders as follows:

            Section 5.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Parent has the corporate or other requisite power and authority to carry on its business as it is now being or is currently proposed to be conducted, to own or use the properties and assets that it purports to or currently proposes to own or use, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or use of the properties used by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business of Parent or on the ability of Parent to complete the transactions contemplated hereby ("Parent Material Adverse Effect"). The charter and by-laws and any amendments thereto of Parent, as currently in effect, complete and correct copies of which have heretofore been delivered or made available to each Equityholder, have been filed with or notified to any applicable Governmental Authority in accordance with all statutes, laws, ordinances, rules, public administrative interpretations, regulations, orders, writs, injunctions, directives, judgments, decrees or other requirements of any Governmental Authority applicable to Parent and its properties, assets, officers, directors, employees and agents ("Legal Requirements"). None of the Parent Common Stock has been issued in violation of any Applicable Law.

            Section 5.2. Authority; No Violation; Consents.

            (a) The Parent has full power, right and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of the Parent and no other proceedings on the part of the Parent are necessary to approve this Agreement or such Related Agreements or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and such Related Agreements has been duly and validly executed and delivered by the Parent. Assuming the due authorization, execution and delivery of this Agreement and such Related Agreements by the other parties hereto, each of this Agreement and such Related Agreements constitutes a legal, valid and binding obligation of the Parent, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and by general equity principles.

            (b) Neither the execution, delivery and performance of this Agreement or any Related Agreement by Parent nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Encumbrance upon any of the assets of Parent as of the date hereof or as of the Closing, as applicable under any of the terms, conditions or provisions of (x) the organizational documents of Parent, or (y) any note, bond, mortgage, indenture, deed of trust, license, Lease, agreement or other instrument or obligation to which Parent is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Legal Requirement.

            (c) No material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement or any Related Agreement.

            Section 5.3. No Actions, Suits or Proceedings. There is no pending action, suit or proceeding, nor, to the knowledge of the Parent, has any litigation been threatened, against the Parent or any of its Subsidiaries, properties, assets, directors, officers or employees before any Governmental Authority or otherwise which, if adversely determined, individually or in the aggregate, would have a Parent Material Adverse Effect, or that questions the validity or legality of this Agreement or any of the Related Agreements or of the transactions contemplated hereby or thereby, or which seeks to prevent the consummation of the transactions contemplated hereby or thereby and there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Parent or any of its Affiliates which, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.4. Financial Statements. The Parent has previously delivered to the Equityholders copies of (i) the audited balance sheets of the Parent on a consolidated basis as of December 31 for the fiscal year 1996 and the related audited statements of income, changes in stockholders' equity and cash flows for the fiscal year 1996, inclusive, together with the related notes thereto, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to the Parent, and (ii) the unaudited balance sheet of the Parent on a consolidated basis as of December 31, 1997, together with related notes thereto (the "Parent Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended (collectively, the statements referred to in clauses (i)-(ii) above being referred to as the "Parent Financial Statements"). The audited balance sheets of the Parent referred to in the previous sentence (including the related notes) fairly present the financial position of the Parent on a consolidated basis as of the dates thereof, and the other Parent Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the results of the operations, cash flows and changes in stockholders' equity of the Parent on a consolidated basis for the respective fiscal periods therein set forth; and each of such statements of the Parent (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. As of the respective dates of such financial statements, Parent had no known liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise), except for liabilities reflected or reserved against in the Parent Balance Sheet.

            Section 5.5. Capitalization. As of the date of this Agreement, the Parent has authorized capital stock consisting of (a) 100,000,000 shares of Parent Common Stock, of which 7,365,000 shares are outstanding and 4,775,180 shares are reserved for issuance and (b) 2,000,000 shares of preferred stock, par value $.01 per share, of which 200,000 shares are outstanding. As of the date of this Agreement, the Parent has outstanding options to purchase an aggregate of 748,000 shares of Parent Common Stock. Parent acknowledges that in addition to the foregoing amount, it will reserve for issuance an aggregate of 4,010,714 shares of Parent Common Stock for potential issuance in connection with Section 3.2 and the Parent Convertible Debentures. Each outstanding share of Parent Common Stock is, and upon issuance and delivery thereof in accordance with the terms of Section 3.2 hereof each share constituting Purchase Price will be, duly and validly authorized and issued, fully paid and nonassessable.

            Section 5.6. Stockholders. Annex 5.6 contains a true and complete list of: (1) each Person that, as of the date of this Agreement, holds an equity interest in Parent of 20% or more on a fully diluted basis and (2) the amount and percentage of such Person's ownership.

            Section 5.7. Financing. As of the date of this Agreement Parent has or has received commitments for, and will have at the Closing, all funds necessary to consummate the transactions contemplated hereby.

            Section 5.8. Compliance with Applicable Law.

            (a) Except for instances of failure that would not have a Parent Material Adverse Effect, the Parent and each employee of the Parent holds, and has at all pertinent times held, all Permits necessary for the lawful ownership and use of the properties and assets of the Parent and the conduct of the business of the Parent and under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to the Parent or any of its assets, properties or operations, and the Parent does not know of any violations of any of the above and has not received notice asserting any such violation. To the Parent's knowledge, all such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

            (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Parent and its Subsidiaries, no Governmental Authority has initiated any pending proceeding or, to the knowledge of the Parent, any pending investigation into the business or operations of the Parent or any of its officers, directors or employees or, to the knowledge of Parent, any pending proceeding or investigation into the business or operations of the Parent's Subsidiaries. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examination of the Parent.

            Section 5.9. Eligibility. None of the Parent or any "affiliated person" (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. None of the Parent or any "associated person" (as defined in the Advisers Act or the Exchange Act) thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or broker-dealer or as an associated person to a registered investment adviser. None of the Parent or any "affiliated person" (as defined in the Investment Company Act) thereof is subject to a "statutory disqualification" pursuant to Section 3(a)(39) of the Exchange Act.

            Section 5.10. No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, the Parent or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI.

                                    COVENANTS

            To the extent that the following covenants are made by Advisors and Equityholders, it is understood that (i) covenants in respect of JMG and of Glaser as an Equityholder of JMG are made jointly and severally by JMG and Glaser and as to covenants in respect of a Pooled Product are made only with respect to those Pooled Products as to which JMG is general partner or investment manager and (ii) covenants in respect of Pacific and Glaser, Richter and David as Equityholders of Pacific are made jointly and severally by Pacific and severally and not jointly by Glaser, Richter and David and as to covenants in respect of a Pooled Product are made only with respect to those Pooled Products as to which Pacific is general partner or investment manager.

            Section 6.1. Conduct of Business.

            (a) During the period from the date of this Agreement and continuing through the Closing Date, except as required by Applicable Law and disclosed to the Parent, as expressly contemplated or permitted by this Agreement or with the prior written consent of the Parent, each Advisor shall, and each Advisor shall (to the extent it has the power to do so) cause each Pooled Product to: (i) carry on its respective business in the Ordinary Course of Business consistent with prudent business practice; (ii) use commercially reasonable efforts to preserve its respective present business organization and relationships; (iii) use commercially reasonable efforts to keep available the present services of its employees (it being understood and agreed that an Advisor (x) shall not be obligated to increase the compensation or benefits of any person and (y) shall not be restricted in terminating the employment of any Person who is not an Equityholder, if such termination is consistent with prudent business practice); (iv) use commercially reasonable efforts to preserve and enhance its assets under management and profitability and the goodwill and relations of its clients and others with whom business relationships exist; (v) not enter into any business venture, contract, agreement, understanding or any other arrangement, whether written or oral (except for normal, recurring expenditures incurred in the Ordinary Course of Business), in any amount in excess of $50,000 in respect of any individual arrangement or any contract, agreement, understanding or other arrangement, whether written or oral, with any of the Equityholders, any parent, sibling, spouse or child thereof, any parent, sibling, spouse or child of any of the foregoing or any Affiliate of any of the foregoing;
      (vi) use its reasonable efforts to not take or omit any action that would or reasonably could result in any of their representations and warranties set forth herein or in any of the Related Agreements being or becoming untrue in any material respect or any of their respective agreements herein or therein being breached in any material respect; (vii) not take or omit any action if such action or omission would require consent of the managing member under Section 2.2(c) of the LLC Agreements, if the LLC Agreements were in effect at the time of such action or omission; (viii) not amend the partnership agreement, articles of incorporation, by-laws or any similar organizational documents of any Advisor or any Pooled Product except to the extent necessary or appropriate to effect the transactions contemplated hereby; (ix) not grant, issue or sell any security of which such Advisor is the issuer; (x) not effect any recapitalization, leveraging of its stockholders' equity, reclassification, stock dividend, stock split or like change in capitalization of any Advisor; (xi) not capitalize any Lease obligation of any Advisor regardless of when such Lease obligation was entered into; and (xii) not enter into any agreement or understanding to do any of the foregoing.

            (b) From time to time prior to the Closing Date the Advisors and Equityholders shall inform Parent of any new information material to the business of the Advisors or the ability of any Advisor or Equityholder to consummate the transactions contemplated hereby and at least 24 hours prior to the Closing shall update or cause to be updated each of the Schedules and Annexes to this Agreement required pursuant to Article I or
      Article IV hereof to reflect changes to the information set forth therein occurring through a date not more than two days prior to the Closing Date. For purposes of determining the accuracy of the representations and warranties of the Advisors and Equityholders contained in Article IV in order to determine the fulfillment of the condition set forth in Section 7.1(a), the Schedules and Annexes delivered by them shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties of the Advisors and Equityholders contained in Article IV in order to determine any indemnification obligation of the Equityholders pursuant to Article VIII, the Schedules and Annexes delivered by the Equityholders shall not be deemed to include any information contained in any subsequent supplement or amendment thereto.

            (c) The Advisors and Equityholders shall cause each Advisor to prepare and deliver to the Parent within 15 days after the end of each month after the date hereof and prior to the Closing Date an unaudited balance sheet of such Advisor and the related unaudited statement of income of such Advisor, together with notes describing significant differences between the information therein and the requirements of GAAP. The Advisors and Equityholders shall engage Ernst & Young to audit the balance sheet and statements of income, changes in stockholders' equity and cash flows of the Advisors as at and for the year ended December 31, 1997 and, at Parent's expense with respect to any subsequent period, as at and for any other period required in connection with the IPO and shall deliver such audited financial statements, and the audit reports related thereto promptly upon receipt thereof.

            (d) Immediately after the Closing Glaser shall contribute to LLC-1 and the Equityholders shall contribute to LLC-2 such respective amounts of cash as is necessary in order for the Free Cash of LLC-1 as of Closing to equal at least $85,000 and for the Free Cash of LLC-2 as of the Closing to equal at least $50,000.

            Section 6.2. Advisory Contract Consents and Approvals and Other Actions. As soon as reasonably practicable and in any event by the 10th Business Day following the date hereof, the Advisors shall and Equityholders holding equity interests in an Advisor shall cause such Advisor (a) to inform the general partner or other controlling body of each Pooled Product and the investors in each of the Pooled Products and to inform each other investment advisory client of the transactions contemplated by this Agreement, (b) to request the written consent of the general partner or other controlling body of each Pooled Product and each other investment advisory client (it being understood and agreed that investors in the Pooled Products are not in such capacity clients of the Advisor) to the assignment of their investment advisory agreements deemed to occur as a result of the consummation of such transactions and (c) to use best efforts to obtain such consents.

            Section 6.3. Confidentiality and Announcements.

            (a) None of the parties or any of their respective Affiliates, except as otherwise required by Applicable Law, shall disclose publicly any of the contents hereof other than as required by Section 6.2 or by Applicable Law upon prior notice to the other parties hereto.

            (b) The Advisors and the Parent shall agree with each other on behalf of all the parties as to the form and substance of any press release related to this Agreement and the Related Agreements or the transactions contemplated hereby and thereby; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties if practicable, from making any disclosure which its counsel concludes is required by law.

            Section 6.4. Expenses. Except as provided elsewhere herein, the Advisors and the Equityholders shall bear the direct and indirect expenses of the Advisors and the Advisors, respectively, and the Parent shall bear the direct and indirect expenses of the Parent, incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

            Section 6.5. Release of Each Advisor. At the Closing, each of the Equityholders shall deliver to each Advisor for the benefit of the LLCs and the Parent a Release in the form annexed hereto as Exhibit 6.5 releasing and forever discharging each Advisor from any and all causes of action, rights or Claims that any such person may have had in the past, may now have or may have in the future related to, connected with, or arising out of such Person's status as a stockholder, creditor, employee, officer, director or client of such Advisor prior to the Closing Date.

            Section 6.6. Covenants of the Parent. During the period from the date of this Agreement and continuing through the Closing Date, except as required by Applicable Law or with the prior written consent of Advisors, the Parent shall not take any action, or fail to take any action, that would, or could reasonably be expected to (i) result in any of the Parent's representations and warranties set forth in this Agreement or any of the Related Agreements being or becoming untrue in any material respect except that Parent expects to issue or agree to issue additional shares of capital stock of Parent and securities convertible into or exchangeable for capital stock of Parent;
(ii) result in a material violation of any provision of this Agreement or any of the Related Agreements; or (iii) adversely affect or materially delay the receipt of any of the requisite regulatory approvals.

            Section 6.7. Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, the Advisors and the Equityholders shall afford to the Parent and its authorized agents and representatives complete access, upon reasonable notice and during normal business hours, to contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such similar aspects of the business of the Advisors and the Pooled Products as the Parent shall reasonably request and the Parent shall afford to the Advisors and the Equityholders and their authorized agents and representatives the same degree of access regarding the business of the Parent; provided, however, that such investigations shall be conducted in a manner which does not unreasonably interfere with the other party's normal operations, customers and employee relations. No investigation pursuant to this Section 6.7 or otherwise shall affect or limit the representations and warranties of the Advisors and the Equityholders or of the Parent, as the case may be, set forth herein.

            Section 6.8. Regulatory Matters; Third Party Consents. The Advisors and the Equityholders, on the one hand, and the Parent, on the other hand, shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities and to satisfy all conditions which are necessary to consummate the transactions contemplated by this Agreement (it being understood that the Advisors and the Equityholders shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom the Advisors are in contractual privity including all investment advisory clients). If any required consent of or waiver by any third party (excluding any Governmental Authority and consents of clients under investment advisory agreements) is not obtained prior to the Closing, the Advisors and the Equityholders or the Parent, as the case may be, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek an alternative arrangement to achieve the economic results intended.

            Section 6.9. Insurance. The Advisors will maintain in effect at least until and including the Closing Date all casualty, public liability and other policies of insurance maintained by the Advisors on the date hereof, including directors' and officers' insurance policies, relating to the business of the Advisors, the Operating Sites and the other Company Assets, or will procure comparable replacement policies and maintain such replacement policies in effect at least until and including the Closing Date.

            Section 6.10. Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event or existence of any condition that, to its knowledge, has caused or could reasonably be expected to cause any representations or warranties made by it in this Agreement or any Related Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any of its covenants or agreements in this Agreement or any Related Agreement and any failure of any condition to another party's obligation to complete the transactions contemplated hereby to be satisfied.

            Section 6.11. No Solicitation. Except as permitted herein or contemplated hereby, until the termination of this Agreement pursuant to Section 10.1, none of the Equityholders or Advisors or their officers, directors, employees, agents or representatives of any of them will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person relating to the possible acquisition of any equity interests in or assets of any of the Advisors by any Person other than the Parent and its Affiliates.


            Section 6.12. Lockup Agreements.

****[This section (approximately half a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****


            Section 6.13. Standstill. Except in connection with conversion of the Parent Convertible Debentures, each of the Advisors and Equityholders agrees that it will not acquire beneficial ownership (whether through purchase, formation or inclusion in a group or otherwise) of any shares of voting stock of the Parent if such acquisition would increase the percentage of shares of voting stock of the Parent beneficially owned by such Person.

            Section 6.14. Noncompetition Agreements. The Equityholders as stockholders acting through their controlled corporations, the Advisors, are engaged in the asset management business, including, without limitation, the formation of domestic and foreign investment funds specializing in active securities and options trading, the provision of investment and management services to such funds, serving as general partner for such funds and providing investment management services for institutional and individual clients (whether directly or as investors in the investment funds) located throughout the United States and the world. The Equityholders each acknowledge that (i) the market for their services extends throughout the United States and the world and that the Equityholders, individually and through the Advisors, are some of the limited number of people engaged in the investment management business specializing in active securities and options trading and are recognized as accomplished professionals in this business; (ii) as part of the transactions contemplated by this Agreement, the LLC Agreements and the Related Agreements, the LLCs, directly or indirectly, will be acquiring all or substantially all of the assets of the Advisors, including its goodwill, and will carry on the business of the

Advisors in the same or similar geographic locations and in the same or similar manner, as had been carried on by the Equityholders through the Advisors; (iii) upon the consummation of certain of the transactions contemplated by and upon the occurrence of certain conditions in the LLC Agreements, the Equityholders shall sell or otherwise dispose of all of their membership interests in the LLCs and (iv) the restrictive covenants and the other agreements contained in the LLC Agreements and Employment Agreements, the execution an delivery of which are conditions precedent to Parent's and its Affiliates obligations hereunder, are an essential part of this Agreement and the transactions contemplated hereby and by the LLC Agreements and the Related Agreements.

            Subject to the satisfaction or waiver of the conditions set forth herein, the Equityholders agree to be bound by the noncompetition agreement and the other restrictive covenants and agreements contained in the LLC Agreements and the Employment Agreements applicable to them so long as such provisions shall remain in effect in accordance with their terms to the maximum extent permitted by law, it being the intent and spirit of the parties that the noncompetition agreement and the other restrictive covenants and agreements contained therein shall be valid and enforceable in all respects and, subject to the terms and conditions of this Agreement, mutually dependent upon the obligations of the Parent to pay or transfer the consideration recited herein to the Equityholders pursuant hereto.

                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

            Section 7.1. Conditions to the Parent's Obligations. The obligations of the Parent to effect the transactions contemplated hereby shall be subject to the following conditions any one or more of which may be waived in writing by the Parent in whole or in part:

            (a) Each of the representations and warranties of the Advisors and Equityholders set forth in this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto shall be true and correct in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 7.1(a) and not for purposes of determining liability under Section 8 hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality, or a Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respects if and only if the failures of such representations and warranties to be so true, correct and complete without regard to knowledge, materiality, and Material Adverse Effect exceptions do not represent in the aggregate a Material Adverse Effect;

            (b) The Equityholders and Advisors shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto to be performed or complied with by them at or prior to the Closing Date;

            (c) Each Advisor and Equityholder shall have delivered to the Parent a certificate dated as of the Closing Date, confirming the satisfaction of the conditions contained in Sections 7.1(a) and 7.1(b) to the extent that the agreements, covenants, obligations and conditions referred to in such Sections are made by the respective Advisor or Equityholder;

            (d) Each Advisor shall have obtained from each of its clients any necessary consent or approval in accordance with Section 6.2 hereof;

            (e) Each of the Employment Agreements shall be in full force and effect without any breach thereof by the individual party thereto;

            (f) No requisite regulatory approval shall impose any term, condition or restriction upon the Parent or any of its Affiliates that the Parent reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to the Parent as to render inadvisable in the reasonable good faith judgment of the Parent the consummation of the transactions contemplated hereby;

            (g) The dollar-weighted average total return net of fees and expenses of the net assets under management by the Advisors for the period from January 1, 1998 through the Closing shall not be worse than -5.0% and no event shall have occurred since December 31, 1997 which has had or could reasonably be expected to have, individually or in the aggregate with any other event, a Material Adverse Effect;

            (h) As of the Closing Date the assets under management by the Advisors under fee and profit allocations comparable or better to those in effect with the respective clients of the Advisors as of December 31, 1997 shall not be less than $220 million;

            (i) The Parent shall have received the opinion of counsel to the Equityholders and Advisors dated the Closing Date in form and substance reasonably acceptable to Parent as to the matters set forth on Exhibit 7.1(i) hereto;

            (j) The Parent shall have received evidence that Jonathan Glaser, Roger Richter and Daniel David are insurable with respect to key-man life insurance policies;

            (k) Each Equityholder shall have duly executed and delivered to LLC-1 or LLC-2 as the case may be the Employment Agreement to be entered into pursuant to Section 2.2 hereof;

            (l) Each Equityholder and Advisor shall have duly executed and delivered to Parent each LLC Agreement to which such Equityholder or Advisor is a party, as indicated on the signature pages of Exhibits 2.4(a) and 2.4(b) hereto; and

            (m) The transactions contemplated by the Transfer Agreements referred to in Section 2.3 hereof shall have been consummated.

            Section 7.2. Conditions to the Equityholders' and Advisor's Obligations. The obligation of the Equityholders and Advisors to effect the transactions contemplated hereby shall be subject to the following conditions which may be waived in writing by the Company:

            (a) Each of the representations and warranties of the Parent contained in this Agreement, any Related Agreement or any schedule, Exhibit or Annex hereto or thereto shall be true in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date with the same effect as though made on and as of the Closing Date; provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 7.2(a) and not for purposes of determining liability under Section 8 hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality, or a Parent Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respect only if the failure or failures of such representations and warranties to be so true, correct and complete without regard to knowledge, materiality, and Parent Material Adverse Effect exceptions do not represent in the aggregate a Parent Material Adverse Effect;

            (b) The Parent shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto to be performed or complied with by them at or prior to the Closing Date;

            (c) The Parent shall have delivered to the Advisors and Equityholders a certificate, dated as of the Closing Date, from an officer of the Parent confirming the satisfaction of the conditions contained in Sections 7.2(a) and 7.2(b);

            (d) No requisite regulatory approval shall have imposed any term, condition or restriction upon the LLCs that the Advisors reasonably determine would so materially adversely affect the economic or business benefits to the Advisors and Equityholders of the transactions contemplated by this Agreement as to render inadvisable in the reasonable good faith judgment of the Advisors the consummation of the transactions contemplated hereby;

            (e) The Advisors and Equityholders shall have received the opinion of counsel to the Parent, dated the Closing Date, in form and substance reasonably acceptable to the Advisors and Equityholders as to the matters set forth on Exhibit 7.2(e) hereto;

            (f) The Parent shall have executed and delivered to the Advisors and Equityholders the Registration Rights Agreement, dated the Closing Date, substantially in the form annexed hereto as Exhibit 7.2(f); and

            (g) The Parent and Asset Alliance Holding Corporation shall have executed and delivered to each Equityholder and Advisor each LLC Agreement to which such Equityholder or Advisor is a party, as indicated on the signature pages of Exhibits 2.4(a) and 2.4(b) hereto.

            Section 7.3. Mutual Condition. The obligations of each of the Equityholders and Advisors, on the one hand, and the Parent, on the other hand, to effect the Closing shall be subject to the condition that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, that no proceeding initiated by any Governmental Authority seeking an injunction shall be pending and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

            Section 8.1. Obligations of the Shareholders. From and after the Closing Date, each Equityholder, severally and not jointly, in proportion to such Equityholder's respective interest in the Advisors as a stockholder immediately prior to the Closing, and each Advisor jointly and severally with the Equityholders that are stockholders in such Advisor, with respect to the representations, warranties, covenants and agreements made by each of them (provided that each Equityholder shall also be responsible for any failure by an Advisor in which it is a stockholder to provide any required indemnification) hereby agree to indemnify, defend and hold harmless the Parent and its employees, officers, partners and other Affiliates (other than the LLCs) from and against any and all Losses (other than any Losses for or relating to Taxes, which shall be subject to the provisions of Article IX of this Agreement) which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties of the Advisors and the Equityholders, or any covenant or agreement of the Advisors and the Equityholders, made in or pursuant to this

Agreement or any Related Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (a), no effect shall be given to any qualification regarding knowledge, materiality, Material Adverse Effect or Parent Material Adverse Effect) and (b) except to the extent set forth on Annex 2.3(c) or 2.3(d) and not resulting in any breach or violation of any representation, warranty, covenant or agreement contained in this Agreement, the activities, conduct, business or operation of any of the Advisors or any of the Pooled Products prior to the Closing, or arising out of facts, events or circumstances regarding any Advisor or any Pooled Product existing prior to the Closing.

            Section 8.2. Obligations of the Parent. From and after the Closing Date, the Parent shall indemnify, defend and hold harmless the Advisors and the Equityholders from and against any Losses which they may suffer, incur, or sustain arising out of, attributable to or resulting from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Parent in or pursuant to this Agreement or any Related Agreement prior to the Closing (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this Section 8.2, no effect shall be given to any qualification regarding knowledge, materiality, Material Adverse Effect or Parent Material Adverse Effect.

            Section 8.3. Procedure.

            (a) Notice of Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a Claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 15 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

            (b) Defense. Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the reasonable costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the written advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such

      Third Party Claim, or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim insofar as it relates to the Indemnified Party. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to the Indemnifying Party or Parties and the Indemnified Party provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel for the Indemnified Parties other than local counsel. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any Claim (except that the Indemnifying Party may settle or compromise a Claim if the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such Claim and the settlement or compromise includes a complete release of the other party or parties hereto) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any Claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

            (c) Settlement. If a settlement offer solely for money damages is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such Claim.

            (d) Miscellaneous. The procedures set forth in this Section 8.3 shall not apply to any Tax Claim (as defined herein), which instead shall be resolved exclusively in accordance with the procedures set forth in
      Article IX. The procedures set forth in this Section 8.3 shall apply solely with respect to Third Party Claims (other than Tax Claims) and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any Claim other than a Third Party Claim.

            Section 8.4. Notice of Non-Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a Claim asserted by any party to this Agreement against the Indemnified Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after discovery of the potential Claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

            Section 8.5. Survival of Indemnity. Any matter as to which a Claim to which Article VIII is applicable has been specifically asserted in writing prior to the third anniversary of the Closing Date that is pending or unresolved at the end of any applicable limitation period set forth in Section 10.3 hereof shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive to the extent provided herein) until (a) such matter is finally terminated or otherwise resolved in accordance with this Agreement and any amounts payable hereunder are finally determined and paid or (b) in the absence of such termination or resolution, until the later of (i) the fourth anniversary of the Closing Date or (ii) the expiration of the applicable statute of limitations (unless the party asserting such Claim commences arbitration proceedings or litigation in a court of competent jurisdiction prior to such expiration).

            Section 8.6. Reserved.

            Section 8.7. Limitation on Indemnification. ****[This section (approximately one page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            Section 8.8. Purchase Price Adjustment. Any indemnification payment required to be made by Parent or the Advisors or Equityholders pursuant to the terms of this Article VIII or Article IX may be made, in whole or in part, at the election of the Indemnified Party, first through a reduction of the contingent giveback described in Section 3.2(b) and 3.2(c) or the contingent consideration described in Section 3.2(d) and 3.2(e), as the case may be, which the Indemnifying Party was previously entitled to receive. Any indemnification payments made to an Indemnified Party through reduction of the contingent giveback or consideration described in Sections 3.2(b) and 3.2(c) or 3.2(d) and 3.2(e) shall be considered adjustments to the Purchase Price.

            Section 8.9. Exclusive Remedy. After the Closing the sole and exclusive remedy of any party for any inaccuracy, untruth, violation or breach of any representation, warranty, agreement or obligation made in connection with this Agreement or required to be performed prior to the Closing shall be, subject to Section 11.4 hereof, the indemnification contained in this Article VIII and Article IX.

                                   ARTICLE IX.

                                   TAX MATTERS

            Section 9.1. Tax Cooperation. The Advisors and Equityholders and the Parent shall each: (a) cooperate in the preparation of any Tax Returns of the Advisors and the Pooled Products; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax liability of the Advisors and the Pooled Products; (c) make available to the other and to any taxing authority, as reasonably requested, all information, records, and documents relating to any Tax; (d) provide timely notice to the other in writing of any written notice received concerning any pending or threatened audits or assessments relating to any Tax liability of the Advisors and the Pooled Products for which the other may have liability pursuant to Section 9.3 hereunder; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any Tax for which the other may have liability pursuant to
Section 9.3 hereunder.

            Section 9.2. Tax Returns. The Advisors and Equityholders shall be responsible for preparing and filing (or causing the preparation and filing of) any Tax Returns required to be filed by the Advisors and the Pooled Products with respect to tax periods ending on or before the Closing Date. The parties agree with respect to such Tax Returns to determine the income, gain, expenses, losses, deductions, and credits of the Advisors and/or the Pooled Products in a manner consistent with prior practices and in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period; provided, however, that in all events such Tax Returns shall be prepared in a manner consistent with Applicable Law and without prejudice to the rights of indemnification of any party (other than the LLCs) hereunder with respect to any Tax Claim. No amended return may be filed by or on behalf of any Advisor and/or the Pooled Products with respect to any period ending on or prior to the Closing Date without the written consent of Parent which consent shall not unreasonably delayed or withheld.

            Section 9.3. Liability for Taxes.

            (a) From and after the Closing Date, each Equityholder, severally and not jointly, in proportion to such Equityholder's respective interest in the Advisors as a stockholder immediately prior to the Closing, and each Advisor jointly and severally with the Equityholders that are stockholders in such Advisor (provided that each Equityholder shall also be responsible for any failure by an Advisor in which it is a stockholder to provide any required indemnification to the extent provided herein), shall indemnify the Parent and its Affiliates (other than the LLCs), and hold them harmless from and against, any Losses in relation to Taxes imposed on any LLC (or their successors in interest) relating to any taxable period of any Advisor ending on or before the Closing Date and from any liability for Losses in relation to Taxes resulting from a breach of any representation herein; provided that such indemnification shall not apply or extend to any Taxes which are properly reflected as a liability on the Company Financial Statements in accordance with prior practice as of the Closing Date; provided, further, that for purposes of this Section 9.3(a), any Losses or liability for Taxes shall be reduced by the amount of any tax benefit that accrues to the LLCs as a result of the imposition of such Taxes for which indemnification is payable hereunder taking into account time value of money considerations.

            (b) To the extent Parent receives any refund or credit for Taxes previously paid by or on behalf of a Advisor in respect of any tax period ending on or before the Closing Date (other than any refund or credit reflected on the financial records of such Advisor in accordance with prior practice as of the Closing Date), such refund or credit shall be promptly paid to the Advisor.

            Section 9.4. Procedures Related to Tax Claims.

            (a) If any Claim for Taxes shall be made by any Taxing Authority against any Advisors (or any successor in interest) or against any Equityholder in respect of any Advisor ("Tax Claim"), the party receiving such Tax Claim shall promptly notify the other parties.

            (b) If such Tax Claim, if successful, might require the Advisors and Equityholders to make an indemnity payment pursuant to Section 9.3(a), the Advisors and Equityholders shall have the sole right (but not the obligation) to control, defend, settle, compromise, or contest in any manner such Tax Claim; provided, however, that (i) the Advisors and Equityholders shall keep Parent fully informed of any proceedings in connection with such Tax Claim and (ii) Parent shall be entitled to receive copies of all correspondence and documents related to such Tax Claim and may, at its option, observe such proceedings (including any meetings or conferences). No such Tax Claim may be settled by the Advisors and Equityholders without the consent of Parent, which consent shall not unreasonably be withheld or delayed; provided, that (x) the indemnification obligation of the Advisors and Equityholders under Section 9.3(a) with respect to Losses arising from such Tax Claim shall be no greater than such obligation would have been had such Tax Claim been disposed of in the manner originally contemplated by the Equityholders and Advisors, and (y) Parent shall indemnify, defend and hold harmless the Advisors and Equityholders from and against any liability for Taxes imposed upon the LLCs in excess of the liability for Taxes, if any, that otherwise would have resulted had such Tax Claim been disposed of in the manner originally contemplated by the Advisors and Equityholders. The costs and expenses incurred in contesting any such Tax Claim shall be borne by the Advisors and Equityholders except to the extent that Parent withholds its consent to any proposed settlement of such Tax Claim, in which case such costs and expenses shall be borne equally by the Advisors, Equityholders and Parent.

            Section 9.5. Survival of Tax Claims and Section 4.12 Representation. Any Tax Claim to be made pursuant to this Article IX shall survive until the expiration of the applicable statute of limitations in respect of such Tax Claim. The representations and warranties made by the Advisors and Equityholders in Section 4.12 shall survive until the expiration of the applicable statute of limitations.

            Section 9.6. Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article IX shall be the exclusive means by which any party may recover damages from any other party with respect to any Tax Claim based on Taxes pertaining to any Advisor.

            Section 9.7. Payments for Indemnification under Article IX. Any indemnification amounts payable pursuant to this Article IX by an Advisor or Equityholder shall be paid in the same manner as indemnification payments under
Section 8.7.

            Section 9.8. Code Section 754 Election. The Advisors and Equityholders and the Parent consent to each of the LLCs making an election under Section 754 of the Code (and a corresponding adjustment to the tax basis of the property owned by each of the Advisors under Section 743 of the Code).

            Section 9.9. Interim Closing of the Books. The Equityholders and the Parent agree that each of the LLCs and the Pooled Products shall undertake an interim closing of its books on the Closing Date for purposes of determining items of income, gain, deduction and loss.

                                   ARTICLE X.

                              TERMINATION/SURVIVAL

            Section 10.1. Termination.

            (a) This Agreement may be terminated at any time prior to the Closing as follows:

                  (1) by the mutual written consent of the Parent and the Advisors;

                  (2) by the Advisors or by the Parent if it has become reasonably and objectively certain that any of the conditions to such Person's obligation to close the transactions contemplated by this Agreement will not be satisfied on or prior to the date set forth in
      Section 10.1(a)(5) below;

                  (3) by the Advisors, on the one hand, or by the Parent, on the other hand, if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party, which breach would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.1(a) (in the case of a breach of representation or warranty by the Advisors and the Equityholders) or Section 7.2(a) (in the case of a breach of representation or warranty by Parent) and which breach by its nature cannot be cured prior to the date set forth in Section 10.1(a)(5) below;

                  (4) by the Advisors, on the one hand, or by the Parent, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Parent (in the case of termination by the Advisor) or on the part of the Advisors, Equityholders or Advisors (in the case of termination by the Parent), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of such breach from the other; and

                  (5) at the election of the Parent or the Advisors, if the Closing Date shall not be on or before July 31, 1998.

            Notwithstanding Section 10.1(a)(2)-(5) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Section 10.1(a)(2)-(5).

            (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

            Section 10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except (i) the confidentiality provisions contained in Section 6.3 and Articles VIII, IX, X and XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. In the event of termination of this Agreement each party shall upon request return to any other party that supplied written information in connection herewith, or destroy, any or all of such written information so provided and shall not retain any copy or duplicate thereof (except as may be required by law or as may be a part of the record of any Board of Director or committee meeting or action) and shall not use or furnish any such information for any purposes other than the evaluation of the Advisors, the Equityholders, the Pooled Products and the transactions contemplated hereby, provided that such party may retain such information or copies and use such information in connection with the evaluation and pursuit or defense of any action, Claim, proceeding or demand hereunder or in connection herewith.


            Section 10.3. Survival of Representations and Warranties. Except as provided in Sections 8.5 and 9.5, the respective representations and warranties of the Advisors and the Equityholders and the Parent contained herein and in the certificates of the Advisors and the Equityholders and the Parent to be delivered at the Closing, and the right of any Person to initiate a Claim under
Article VIII, shall expire and be terminated and extinguished.***** Following the appropriate expiration date referred to in the previous sentence, except as provided in Sections 8.5 and 9.5, no party shall have any liability whatsoever with respect to any such referenced representation or warranty or any other Claim under Article VIII except with respect to Claims specifically asserted in writing pursuant to Article VIII hereof.*****



                                   ARTICLE XI.

                                  MISCELLANEOUS

            Section 11.1. Disputes. Except for requests for injunctive relief, specific performance or enforcement of the award of an arbitrator, all disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held, in the State of New York before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with such association's Commercial Arbitration Rules. The award of such arbitrator shall be enforceable in any court having jurisdiction over the parties to such arbitration.

            Section 11.2. Amendments; Extension; Waiver. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by each of the parties hereto; provided, however, that the Advisors may waive in writing the performance by the Parent of any of its representations, warranties, covenants or other agreements and that the Parent may waive in writing the performance by any of the Advisors or Equityholders of any of its representations, warranties, covenants or other agreements and that any party may waive any of the conditions to its obligations to close the transactions contemplated hereby.

            Section 11.3. Entire Agreement. This Agreement (including Schedules, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto) and the Related Agreements constitutes the entire understanding and agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

            Section 11.4. Specific Performance; Injunctive Relief. Each party understands and agrees that it will be irreparably damaged in the event this Agreement is not specifically enforced. Each party, therefore, agrees that in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall, except as provided in Section 8.9, be in addition to any other remedy which a party may have.

            Section 11.5. Interpretation. When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "to the knowledge of" a specified Person or terms of similar import, are used in this Agreement, they shall be deemed to be followed by the words "and after due inquiry by the officers of" such Person. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

            Section 11.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 11.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to the Parent:

                  Asset Alliance Corporation
                  800 Third Avenue
                  New York, New York  10022
                  Telecopy: (212) 207-8785
                  Attention: Bruce Lipnick, President

            With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, Massachusetts  02108
                  Telecopy: (617) 573-4822
                  Attention: Thomas A. DeCapo, Esq.

            If to the Equityholders or the Advisors:

                  Jonathan Glaser
                  c/o JMG Capital Management, Inc.
                  1999 Avenue of the Stars, Suite 2530
                  Los Angeles, California 90067
                  Telecopy: (310) 201-2759

                  Daniel David
                  c/o Pacific Capital Management Inc.
                  One Sansome Street, 39th Floor
                  San Francisco, California 94104
                  Telecopy: (415) 288-2313

                  Roger Richter
                  c/o Pacific Capital Management Inc.
                  One Sansome Street, 39th Floor
                  San Francisco, California 94104
                  Telecopy: (415) 288-2313

                  JMG Capital Management, Inc.
                  1999 Avenue of the Stars, Suite 2530
                  Los Angeles, California 90067
                  Telecopy: (310) 201-2759
                  Attention: Jonathan Glaser

                  Pacific Capital Management Inc.
                  One Sansome Street, 39th Floor
                  San Francisco, California 94104
                  Telecopy: (415) 288-2313
                  Attention: Roger Richter

            With a copy to:

                  John L. Savva, Esq.
                  Sullivan & Cromwell
                  444 S. Flower Street
                  Los Angeles, California 90071
                  Telecopy: (213) 683-0457

            If to the LLCs:

                  JMG Capital Management LLC
                  1999 Avenue of the Stars, Suite 2530
                  Los Angeles, California 90067
                  Telecopy: (310) 201-2759
                  Attention: Jonathan Glaser

                  Pacific Assets Management LLC
                  One Sansome Street, 39th Floor
                  San Francisco, California 94104
                  Telecopy: (415) 288-2313
                  Attention: Roger Richter

            With a copy to:

                  Asset Alliance Corporation
                  800 Third Avenue
                  New York, New York 10022
                  Telecopy: (212) 207-8785
                  Attention: Bruce Lipnick, President

            Section 11.8. Binding Effect; Persons Benefitting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or Claim under or by reason of their Agreement or any part hereof. Without the prior written consent of each of the other parties hereto, this Agreement may not be assigned by any of the parties hereto. Notwithstanding the foregoing, the Parent may assign to any Affiliate of the Parent all or any portion of the Parent's rights hereunder whether prior to or after the Parent exercises such right, provided that in the event of any such assignment such assignee shall be deemed to have all of the rights and obligations of the Parent set forth herein. No assignment shall release the Parent from any liability or obligation under this Agreement

            Section 11.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

            Section 11.10. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            Section 11.11. Jurisdiction. Subject to Section 11.1 hereof, each of the parties hereto agrees to personal jurisdiction in any action brought in any court, federal or state, within the state of Delaware or New York having subject matter jurisdiction over matters arising under this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ASSET ALLIANCE CORPORATION              JMG CAPITAL MANAGEMENT, INC.


By: /s/ Arnold L. Mintz                 By: /s/ Jonathan M. Glaser
    -------------------------------         ---------------------------------
    Name: Arnold L. Mintz                   Name: Jonathan M. Glaser
    Title: Executive Vice President         Title: President

JMG CAPITAL MANAGEMENT LLC              PACIFIC CAPITAL MANAGEMENT, INC.


By: /s/ Jonathan M. Glaser              By: /s/ Roger Richter
    -------------------------------         ---------------------------------
    Name: Jonathan M. Glaser                Name: Roger Richter
    Title: Authorized Person                Title: President

                                        PACIFIC ASSETS MANAGEMENT LLC

/s/ Jonathan M. Glaser
----------------------------
Jonathan M. Glaser

                                        By: /s/ Jonathan M. Glaser
/s/ Roger Richter                           ---------------------------------
----------------------------                Name: Jonathan M. Glaser
Roger Richter                               Title: Authorized Person


/s/ Daniel A. David
----------------------------
Daniel A. David